                                   Exhibit 4.7

                              POWERCERV CORPORATION
                             STOCK OPTION AGREEMENT

         This Stock Option Agreement (the "Agreement"), effective as of April 7, 1998, is made by and between PowerCerv Corporation, a Florida corporation (the "Company"), and Ira Herman (the "Recipient").

         In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. GRANT OF OPTION. The Company grants to the Recipient an option to purchase 215,000 shares of the Company's common stock in accordance with the terms and conditions of this Agreement (the "Option").

         2. OPTION PRICE. The purchase price of the shares of stock covered by the Option shall be $2.75 per share.

         3. ADJUSTMENTS IN OPTION. In the event that the outstanding shares of stock subject to the Option are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, the shares subject to the Option and the price per share shall be equitably adjusted to reflect such changes. Such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in the Option price per share. Any such adjustment made by the Company shall be final and binding upon the Recipient, the Company and all other interested persons.

         4. MANNER OF EXERCISE. The Option, or any portion thereof, may be exercised only in accordance with the terms of this Agreement and solely by delivery to the Secretary of the Company of all of the following items prior to the time when the Option or such portion becomes unexercisable under the terms of this Agreement:

                  (a) Notice in writing signed by the Recipient or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules (if any) established by the Company;

                  (b) Full payment (in cash or by cashiers' or certified check) for the shares with respect to which the Option or portion thereof is exercised;

                  (c) Full payment (in cash or by cashiers' or certified check) upon demand of an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient or his beneficiary recognizes income for federal, state, and/or local tax purposes as the result of the receipt of Shares pursuant to the exercise of the Option or portion thereof;

                  (d) Unless a registration statement is filed with the Securities and Exchange Commission and is effective with respect to the shares underlying the Option, a bona fide written representation and agreement, in a form satisfactory to the Company, signed by the Recipient or other person then entitled to exercise the Option or portion thereof, stating that the shares of stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the "Act"), and then applicable rules and regulations thereunder, and that the Recipient or other person then entitled to exercise such Option or portion will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above. The Company may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representations and agreement and to effect compliance with all federal and state securities laws or regulations. Without limiting the generality of the foregoing, the Company may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on an Option exercise does not violate the Act and may issue stop-transfer orders covering such shares.

                  (e) In the event the Option or any portion thereof shall be exercised by any person or persons other than the Recipient, appropriate proof, satisfactory to the Company, of the right of such person or persons to exercise the Option.

         5. CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES. The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. Such shares shall be fully paid and nonassessable.

         6. RIGHTS OF SHAREHOLDERS. The Recipient shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares shall have been issued by the Company to the Recipient.

         7. VESTING AND EXERCISABILITY. The Recipient's interest in the Option shall vest according to the schedule described in this Section 7 and shall be exercisable as to not more than the vested portion of the shares subject to the Option at any point in time. To the extent the Option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised, subject to the provisions of Section 8 of the Agreement. The Option shall become vested according to the following schedules:

         Date                                      Shares With Respect To
         ----                                      Which Option Is Vested
                                                   ----------------------
         Recipient's Employment                             25,000
         Commencement Date
         May 31, 1998                                       28,864
         June 30, 1998                                      32,728
         July 31, 1998                                      36,592
         August 31, 1998                                    40,456
         September 30, 1998                                 44,320
         October 31, 1998                                   48,184
         November 30, 1998                                  52,048
         December 31, 1998                                  55,912
         January 31, 1999                                   59,776
         February 28, 1999                                  63,640
         March 31, 1999                                     67,504
         April 30, 1999                                     71,368
         May 31, 1999                                       75,232
         June 30, 1999                                      79,096
         July 31, 1999                                      82,960
         August 31, 1999                                    86,824
         September 30, 1999                                 90,688

         Date                                      Shares With Respect To
         ----                                      Which Option Is Vested
                                                   ----------------------
         October 31, 1999                                   94,552
         November 30, 1999                                  98,416
         December 31, 1999                                 102,280
         January 31, 2000                                  106,144
         February 29, 2000                                 110,008
         March 31, 2000                                    113,872
         April 30, 2000                                    117,736
         May 31, 2000                                      121,600
         June 30, 2000                                     125,464
         July 31, 2000                                     129,328
         August 31, 2000                                   133,192
         September 30, 2000                                137,056
         October 31, 2000                                  140,920
         November 30, 2000                                 144,784
         December 31, 2000                                 148,648
         January 31, 2001                                  152,512
         February 28, 2001                                 156,376
         March 31, 2001                                    160,240
         April 30, 2001                                    164,104
         May 31, 2001                                      167,968
         June 30, 2001                                     171,832
         July 31, 2001                                     175,696
         August 31, 2001                                   179,560
         September 30, 2001                                183,424
         October 31, 2001                                  187,288
         November 30, 2001                                 191,152
         December 31, 2001                                 195,000

The remaining portion of the Option, covering the remaining 20,000 shares, shall become vested on December 31, 2001; provided, however, that this portion of the Option may become vested prior to December 31, 2001, based upon the performance of the Company's common stock as traded on the Nasdaq as follows:

Level of Performance                           Shares With Respect To Which Option Becomes Vested
--------------------                           --------------------------------------------------
$9.00/share or higher close price for                                  10,000
20 consecutive trading days

$14.00/share or higher close price for                                 10,000
20 consecutive trading days

The Company's Board of Directors, in its sole and absolute discretion, may accelerate the vesting of the Option at any time. In addition, the Company's Board of Directors may accelerate the vesting of the Option in accordance with
Section 10 of the Executive Employment Agreement, effective as of April 7, 1998, between the Company and the Recipient (the "Employment Agreement"). The provisions of Section 10 of the Employment Agreement are incorporated herein by reference.

         8. DURATION OF OPTION. The Option shall expire on the earliest of (i) April 7, 2008, (ii) the first anniversary of the date of the Recipient's death or disability, or (iii) 150 days after the date of the Recipient's separation of employment from the Company. As of the date of the Recipient's separation of employment from the Company, except as otherwise provided in Section 10(c) of the Employment Agreement, no further vesting of the Option shall occur.

         9. TRANSFER OF OPTION. Except as otherwise provided in this Section 9, neither the Option nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 9 shall not prevent transfers by will or by the applicable laws of descent and distribution.

         10. NOTICES. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to the Recipient shall be addressed to him at the address given beneath his signature below. By a notice given pursuant to this Section 10, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Recipient shall, if the Recipient is then deceased, be given to the Recipient's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 10. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a United States postal receptacle.

         11. TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

         12. MODIFICATIONS. Any modifications or amendment of any provision of this Agreement must be in writing and bear the signature of the duly authorized representatives of both parties.

         13. APPLICABLE LAW. The validity of this Agreement and the rights, obligations and relations of the parties hereunder shall be construed and determined under and in accordance with the laws of the State of Florida therein as applied to contracts to be performed in Florida between Florida residents.

         14. ENTIRE AGREEMENT. This Agreement and the Employment Agreement referred to herein represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and merges all prior discussions between them and supersedes and replaces any and every other agreement or understanding which may have existed between the parties to the extent that any such agreements or understanding relates to any stock options issued or to be issued to the Recipient.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first written above.

                                        POWERCERV CORPORATION

                                    By:
                                        -------------------------------------
                                        Marc J. Fratello, Chairman and
                                        Chief Executive Officer


                                        -------------------------------------
                                        Ira Herman